File No. 70-8725


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D. C.  20549

                                   AMENDMENT NO. 3
                                          to
                                       FORM U-1

                              APPLICATION OR DECLARATION

                                        under

                    The Public Utility Holding Company Act of 1935

                                 THE SOUTHERN COMPANY
                               64 Perimeter Center East
                                Atlanta, Georgia 30346

                 (Name of company or companies filing this statement
                    and addresses of principal executive offices)

                                 THE SOUTHERN COMPANY

                    (Name of top registered holding company parent
                           of each applicant or declarant)

                              Tommy Chisholm, Secretary
                                 The Southern Company
                               64 Perimeter Center East
                                Atlanta, Georgia 30346

                     (Names and addresses of agents for service)

               The Commission is requested to mail signed copies of all
                        orders, notices and communications to:


               W. L. Westbrook                Thomas G. Boren, President
          Financial Vice President       Southern Electric International, Inc.
            The Southern Company                  900 Ashwood Parkway
          64 Perimeter Center East                     Suite 500
           Atlanta, Georgia 30346               Atlanta, Georgia  30338

                               John D. McLanahan, Esq.
                                 Troutman Sanders LLP
                              600 Peachtree Street, N.E.
                                      Suite 5200
                             Atlanta, Georgia  30308-2216
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                                 INFORMATION REQUIRED


          Item 5.  Procedure.

               Item 5 is hereby amended by deleting the second paragraph

          thereto.


                                      SIGNATURE


               Pursuant to the requirements of the Public Utility Holding

          Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.



          Dated:  November 2, 1995      THE SOUTHERN COMPANY




                                        By:/s/Tommy Chisholm
                                           Tommy Chisholm, Secretary
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